Exhibit 16.1

May 11, 2006

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4.01(a) of Form 8-K dated May 11, 2006, of First United Corporation and are in agreement with the statements contained therein. We have no basis to agree or disagree with the other statements of the registrant contained therein.

Ernst & Young LLP

Pittsburgh, Pennsylvania